Exhibit 1A-6G

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale ("Agreement"), dated September 15 , 2020 (the "Effective Date"), is entered into by and between Nicholas Adan and/ or his assigns and Richard Sereghy and/or his assigns ("Sellers"), Kolaboration Vallejo LLC, a California limited liability company ("Buyer"), and Contra Costa Farms, LLC and Rio Vista Farms, LLC ("Guarantors").

Recitals

A. Sellers are the owners of HTP Group Inc., a California corporation, which is a Dispensary with BCC License # C10-0000244-LIC known as HTP Group which operates at 4345 Sonoma Blvd. Suite D-4, Vallejo, CA 94589 (the "Business); and

B. Seller desires to sell the Business to Buyer, and Buyer desires to purchase the Business from Seller, in accordance with the terms and conditions contained in this Agreement; and

C. Guarantors desire to guarantee a certain amount of the purchase price;

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, the parties agree as follows:

Agreement

1. Purchase and Sale.

(a) Sellers agree to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Business on the terms and subject to the conditions set forth in this Agreement.

(b) The Business includes all of the following:

(i) All physical and digital books and records and files of the business;

(ii) All personal property and inventory used in the operation of the business;

(iii) All active contracts and agreements of the business, subject to acceptance by the Buyer;

(iv) All licenses, permits and other entitlements necessary for the operation of the business.

(c) Sellers agree to assist the Buyer in obtaining the necessary permits and licenses needed for the continued operation of the Business after ownership of the Business has conveyed to the Buyer.

(d) Sellers agree to assist the Buyer in obtaining the necessary permits and licenses needed for the continued operations of the Business at a new location in Vallejo, California.

2. Purchase Price. The Buyer will pay each Seller 50% of $6.5 Million for each Seller's 50% interest in the Business ("Purchase Price"). 100% of all shares must be conveyed.

3. Payment of Purchase Price. The Purchase Price for the Business shall be payable by Buyer as follows:

(a) At Closing. $500,000 to each Seller, less each Seller's 50% share of the Deposit provided in Paragraph 4, below.

(b) Monthly Payments.

i. $100,000 to each Seller for each of the first three months after Closing, due on the first (1st) of each month and considered late if not paid in full by the fifth (5th) of each month.

ii. $150,000 to each Seller for each month for months four through six after Closing, due on the first (1st) of each month and considered late if not paid in full by the fifth (5th) of each month.

iii. At least $200,000 to each Seller for each month after month six until the outstanding balance is fully paid, due on the first (1st) of each month and considered late if not paid in full by the fifth (5th) of each month.

iv. The outstanding balance must be paid in full by the end of the eighteenth month after Closing.

v. If Buyer is unable to remit a Monthly Payment, Buyer shall borrow the funds from its sister company Contra Costa Farms LLC in order to be able to remit the Monthly Payment.

vi. Contra Costa Farms LLC agrees to guarantee the payment of all Monthly Payments up to 10% of its Gross Profits to cover cumulative monthly payment shortfalls not paid by Buyer.

vii. Rio Vista Farms agrees to guarantee the payment of all Monthly Payments up to 10% of its Gross Profits to cover cumulative monthly payment shortfalls not paid by Buyer.

viii. In the event that Buyer is late in the remittance of any Monthly Payment to Sellers, Buyer will remit no Distributions to Buyer's owners until the late Monthly Payment has been remitted.

(c) Interest on the Unpaid Balance. Interest will accrue at the rate of 3.5% annually (APR) on the Unpaid Balance. For example, the interest due 30 days after Closing will be 3.5% / 12 * $5.5 Million = $14,583 . Interest will be paid monthly. 50% of the accrued amount to each Seller.

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4. Buyer Deposit. Buyer will deposit $50,000 to an escrow account to be agreed between the Buyer and the Sellers. The $50,000 will be released to the Sellers upon the earlier of (1) Buyer default or (2) the Closing of this transaction.

5. Conditions of Sale. The Business shall be conveyed to Buyer by Sellers with a Bill of Sale and free of all liens, encumbrances and litigation.

6. Collateral. The Monthly Payments provided in Paragraph 3(b), above are secured by the Guarantors listed in 3(b)(vi) and 3(b)(vii) to the extent provided in those paragraphs, and by a Nine Percent ownership interest in Contra Costa Farms LLC. Each Percent of ownership interest in Contra Costa Farms LLC is currently valued at $600,000. To the extent that the Monthly Payments are not remitted, the Sellers will be entitled to a corresponding Percent of interest in Contra Costa Farms LLC, up to Nine Percent. For example, if $1,200,000 of Monthly Payments are not remitted, then the Sellers will be entitled to a Two Percent interest in Contra Costa Farms LLC. Sellers shall be entitled to Collateral in lieu of past-due Monthly Payments when said payments are past-due by at least 60 days. The remedies listed in this paragraph six (6) are at the option of the Seller, and do not preclude Seller from pursuing other remedies available under the law.

7. Conditions to Close.

(a) Conditions to Buyer's Obligations. Buyer's obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (or Buyer's waiver thereof) which are for Buyer's sole benefit, on or prior to the dates designated below for the satisfaction of such conditions, in absence of a specified date:

(i) Seller's Attestations. Seller provides a written and notarized attestation that the Business is being conveyed free of all liabilities and claims. If exceptions are noted in the attestation, these must be acceptable to the Buyer.

(ii) Inspections and Studies.

a. Due Diligence Period. For a period commencing on the Effective Date, and terminating at 5:00 p.m. (California time) on the date that is ten calendar days prior to Closing ("Due Diligence Period"), Buyer shall have the right to conduct any and all inspections, investigations, and examinations of the Business for Buyer's intended uses.

b. Due Diligence Notice. Prior to the expiration of the Due Diligence Period, Buyer shall deliver to Seller and Escrow Holder written notice ("Due Diligence Notice") of its approval or disapproval of the Business, which approval shall be in Buyer's sole and absolute discretion. The failure of Buyer to timely deliver the Due Diligence Notice shall be deemed to constitute Buyer's approval of the Business. In the event Buyer disapproves of the condition of the Business on or prior to the expiration of the Due Diligence Period, (i) this Agreement shall terminate and the parties shall have no further obligations under this Agreement.

(iii) Planning Approvals. Buyer and Sellers shall use commercially reasonable efforts to obtain the transfer of all of the permits and licenses needed for operation of

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the Business. More specifically, Sellers shall (1) transition the existing "7100" permit to a "7200" permit and (2) obtain a Use Permit for 5184 Sonoma Blvd., Vallejo CA and (3) secure City approval of the transfer of ownership from the Sellers to the Buyer. If the Sellers have not secured the permits and approvals by a date 30 days from the Effective Date of this Agreement, then the Buyer reserves the right to "step in" with Power of Attorney to secure these permits and approvals on the Sellers behalf.

(iv) Sellers' Obligations. As of the Closing, the Sellers shall have performed all of the obligations required to be performed by Sellers under this Agreement.

(v) Sellers' Representations. As of the Closing, the representations and warranties made by the Sellers to Buyer in this Agreement shall be true and correct in all material respects.

(b) Conditions to Sellers' Obligations. Sellers' obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (or Sellers' written waiver thereof) which are for Sellers' sole benefit, on or prior to the dates designated below for the satisfaction of such conditions:

(i) Buyer's Obligations. As of the Closing, Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.

(ii) Buyer's Representations. As of the Closing, all representations and warranties made by Buyer to Sellers in this Agreement shall be true and correct as of the Close of Escrow.

8. Costs and Expenses. Buyer and Sellers shall each pay all legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively.

9. Specific Performance. Each Seller and Buyer understands that this is an Agreement for the Specific Performance of its obligations under this Agreement. Once this Agreement is signed by both the Buyer and the Sellers, the Sellers may demand Specific Performance from the Buyer and the Buyer may demand Specific Performance from the Sellers.

10. OPEN.

11. OPEN.

12. Sellers' Representations and Warranties. Sellers make the representations and warranties set forth in this Section 12 below, effective as of the Effective Date. For the purpose of this Agreement, usage of "Sellers' actual knowledge", or words to such effect, shall mean the actual current knowledge of each of the Sellers, excluding constructive knowledge or duty of inquiry, existing as of the Effective Date.

(a) Sellers' Authority. Sellers have the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

(b) Actions. All requisite action (corporate, trust, partnership or otherwise)

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has been taken by Sellers in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, shareholder, member, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required.

(c) Enforceability. This Agreement and all documents required hereby to be executed by Sellers are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

(d) No Prior Transfers. Sellers have not previously sold, transferred or conveyed the Business, and has not entered into executory contracts for the sale of all or any part of the Business (other than this Agreement), nor do there exist any rights of first refusal or option to purchase the Business, other than this Agreement.

(e) Permits and Zoning; Compliance with Law. To the best of Seller's actual knowledge, without independent investigation, the Business is in compliance with all applicable laws, regulations and ordinances.

(f) Condemnation. To the best of Sellers' actual knowledge, without independent investigation, neither the whole nor any portion of the Business, is subject to an action of Revocation.

13. Buyer's Representations and Warranties. In consideration of Sellers entering into this Agreement, and as an inducement to Sellers to sell the Business, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Sellers (and the continued truth and accuracy of which shall constitute a condition precedent to Sellers' obligation hereunder):

(a) Buyer's Authority. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

(b) Actions. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent or approval of any partner, shareholder, member trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, agency, governmental authority or other party is required.

(c) Signatory. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer and the partners of Buyer, if any, have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof.

(d) Enforceability. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

Each of the representations and warranties contained in this subsection (e) shall be deemed remade by Buyer as of the Close of Escrow and shall survive the Close of Escrow.

Conflicting Documents. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the materials breach of any terms, conditions or provisions of, or constitute a default under, (i) any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party, or (ii) any laws, rules, regulations, codes or ordinances applicable to Buyer.

14. Default and Remedies.

(a) Buyer's Default. IF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT IS NOT CONSUMMATED BECAUSE OF BUYER'S DEFAULT, IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF THE DETRIMENT TO SELLER. THE PARTIES HAVE DETERMINED AND AGREED THAT THE ACTUAL AMOUNT OF DAMAGES THAT WOULD BE SUFFERED BY SELLER AS A RESULT OF ANY SUCH DEFAULT IS DIFFICULT OR IMPRACTICABLE TO DETERMINE AS OF THE DATE OF THIS AGREEMENT AND THAT THE AMOUNT OF THE DEPOSIT AS OF THE DATE OF SUCH DEFAULT IS A REASONABLE ESTIMATE OF THE AMOUNT OF SUCH DAMAGES. FOR THESE REASONS, THE PARTIES AGREE THAT IF THE PURCHASE AND SALE IS NOT CONSUMMATED BECAUSE OF BUYER'S DEFAULT, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES **OR MAINTAIN THIS AGREEMENT IN EFFECT AND PURSUE AN ACTION FOR SPECIFIC PERFORMANCE**. NOTHING CONTAINED HEREIN SHALL IN ANY MANNER LIMIT THE AMOUNT OF DAMAGES OBTAINABLE PURSUANT TO AN ACTION UNDER ANY HOLD HARMLESS, DEFENSE OR INDEMNIFICATION PROVISION SET FORTH IN THIS AGREEMENT OR SELLER'S RIGHT TO RECOVER ATTORNEYS' FEES AND COSTS. IF, NOTWITHSTANDING THE PROVISIONS OF THIS PARAGRAPH, A COURT DETERMINES THAT SELLER IS NOT ENTITLED TO RETAIN THE ENTIRETY OF THE DEPOSIT AS A RESULT OF BUYER'S DEFAULT, SELLER SHALL BE ENTITLED TO SEEK ANY AND ALL DAMAGES PROVIDED BY LAW.

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BUYER'S INITIALS

(b) Seller Default. In the event the Close of Escrow fails to occur as a result of a default by Sellers under this Agreement, and Sellers fails to cure such breach or default within ten (10) days after receipt of written notice of same from Buyer specifying the default, then Buyer shall elect, as its sole and exclusive remedy, and in substitution for any other remedies that may exist at law or in equity (including, without limitation, an action for damages), either to (i) terminate this Agreement by giving Sellers written notice of such election, whereupon Sellers shall promptly return to Buyer the Deposit, if any, made by Buyer, or (ii) maintain this Agreement in effect and pursue an action for specific performance.

RQS / NA
SELLERS INITIALS

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Destruction. Prior to the Close of Escrow, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section. If, prior to the Close of Escrow, any part of the Business is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact. If such damage or destruction is "material", Buyer shall have the option to terminate this Agreement. For purposes hereof, "material" shall be deemed to be any damage exceeding Fifty Thousand and No/100ths Dollars ($50,000.00) or more. If the damage is not material, this Agreement shall remain in full force and effect, and Sellers shall assign any available insurance proceeds to Buyer.

15. Notices. All notices, demands, consents, requests or other communications required to or permitted to be given pursuant to this Agreement shall be in writing, shall be given only in accordance with the provisions of this Section, shall be addressed to the parties in the manner set forth below, and shall be conclusively deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours (provided that, notices which are hand delivered shall not be effective unless the sending party obtains a signature of a person at such address that the notice has been received); (b) upon receipt when sent by facsimile or E-mail if sent before 5:00 p.m. on a business day to the number or E-mail address set forth below (with, in the case of a facsimile, written confirmation of a successful transmission by the sender's facsimile machine or, in the case of a notice by E-mail, with a deposit of the notice with a nationally recognized express mail delivery service to be delivered by overnight delivery provided that, the sending party receives a confirmation of actual delivery from the courier); (c) upon the day of delivery if the notice has been deposited in an authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested (provided that, the sender has in its possession the return receipt to prove actual delivery); or (d) one (1) business day after the notice has been deposited with either FedEx or United Parcel Service to be delivered by overnight delivery (provided that, the sending party receives a confirmation of actual delivery from the courier). The addresses of the parties to receive notices are as follows:

TO SELLER:

Name: SCOT CANDELL
Address: 4040 CIVIC CENTER DR. #219
Address: SAN RAFAEL CA 94903
E-Mail: ______________
Telephone: 415-441-1776

TO BUYER:

Charles Wesley
183 Main Street
Rio Vista, California 94571
E-Mail: chuck@riovistafarms.com
Telephone: 480-225-1167

Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and that any person to be given notice actually receives such notice. Any notice to a party which is required to be given to multiple addresses shall only be deemed to have been delivered when all of the notices to that party have

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been delivered pursuant to this Section. If any notice is refused, the notice shall be deemed to have been delivered upon such refusal. Any notice delivered after 5:00 p.m. (recipient's time) or on a non-business day shall be deemed delivered on the next business day. A party may change or supplement the addresses given above, or designate additional addressees, for purposes of this Section by delivering to the other party written notice in the manner set forth above. The parties agree that the attorney for any party shall have the authority to deliver binding notices on his/her client's behalf to the other party(ies) hereto.

16. Brokers. No Brokers are a party to this Agreement.

17. OPEN.

18. OPEN.

19. Miscellaneous.

(a) Possession of Business. Buyer shall be entitled to the possession of the Business immediately at Closing. Buyer shall continue to operate the Business at its present location until it is moved to its new location.

(b) Recitals. The recitals set forth at the beginning of this Agreement, including any recitals of consideration, are conclusive proof of the truthfulness thereof as between the parties hereto, and are hereby fully incorporated by reference into this Agreement.

(c) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid, and shall be enforced to the fullest extent permitted by law.

(d) Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act except those of the waiving party, which shall be extended by a period of time equal to the period of the delay.

(e) Limitation on Liability of Buyer/Seller-Related Parties. Notwithstanding anything to the contrary contained in this Agreement, and subject to relevant California law related to the governance of corporations and limited liability companies, no member or partner of any Buyer/Seller party that is not an individual, nor any direct or indirect partner, shareholder, member, manager, officer, director, trustee or employee in or of Buyer/Seller or any Buyer/Seller party (collectively, the "Nonrecourse Parties") shall be personally liable in any manner or to any extent under or in connection with this Agreement. Neither Buyer/Seller nor any successor, assignee, partner, officer, director, or employee of Buyer/Seller shall have any recourse to any assets of a Nonrecourse Party or any other Buyer/Seller party other than such party's interest in the Business to satisfy any liability, judgment or claim that may be obtained or made against any

such Nonrecourse Party or any other Buyer/Seller party under this Agreement or in conjunction with the Business. The limitation of liability provided in this Section is in addition to, and not in limitation of, any limitation on liability applicable to a Nonrecourse Party or an individual provided by law or by this Agreement or any other contract, agreement or instrument.

(f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

(g) Entire Agreement. This Agreement (including all Recitals and Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented, superseded, canceled or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

(h) Assignment. Except as otherwise provided herein, Buyer may not assign this Agreement, voluntarily or by operation of law, without Seller's prior written consent.

(i) Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

(j) Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the parties to create the relationship of principal and agent, a partnership, joint venture or any other association between Buyer and Seller.

(k) Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs, sections, subparagraphs and subsections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated herein by this reference.

(l) Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

(m) Confidentiality. Buyer and Sellers shall make no public disclosure of the terms of this transaction and any of the due diligence materials furnished by Sellers to Buyer without the prior written consent of the other, except that the parties may discuss the transaction

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in confidence with their respective accountants, legal counsel, consultants, proposed joint venturers, investors, or prospective mortgagees.

(n) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(o) Days of Week. Unless otherwise indicated, "day" as used herein means a calendar day. A "business day" as used herein, shall mean any day other than a Saturday, Sunday or holiday, as defined in Section 6700 of the California Government Code. If any date (whether calculated based on business days or calendar days) for performance herein falls on a day other than a business day, the time for such performance shall be extended to 5:00 p.m. on the next business day. The time in which any act is to be done hereunder is computed by excluding the first day and including the last.

(p) Representation by Counsel. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty shall not be construed against either Seller or Buyer based upon authorship of any of the provisions hereof. Seller and Buyer each hereby warrant, represent and certify to the other as follows: (a) that the contents of this Agreement have been completely and carefully read by the representing party and counsel for the representing party; (b) that the representing party has been separately represented by counsel and the representing party is satisfied with such representation; (c) that the representing party's counsel has advised the representing party of, and the representing party fully understands, the legal consequences of this Agreement; and (d) that no other person (whether a party to this Agreement or not) has made any threats, promises or representations of any kind whatsoever to induce the execution hereof, other than the performance of the terms and provisions hereof.

(q) No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the Seller and Buyer named herein.

(r) Attorneys' Fees. In the event that any action is brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

SELLERS:

Nicholas Adan

____

Richard Sereghy

RQS
____

BUYER:

Kolaboration Vallejo LLC
By: Charles M. Wesley
Title: Managing Member & CFO

Signature: _______________________

GUARANTORS FOR BUYER

Contra Costa Farms LLC
By: CHARLES M. WESLEY
Title: MANAGING MEMBER & CFO

Signature: _______________________

Rio Vista Farms, LLC
By: CHARLES M. WESLEY
Title: MANAGING MEMBER & CFO

Signature: _______________________